Exhibit 99

FOR IMMEDIATE RELEASE
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Contact:
Vince Tortolano, General Counsel
1-408-944-0800
Vince.Tortolano@Micrel.com


               Micrel Issues Statement On Court?s Decision



   San Jose, Calif., July 22, 2005 - Micrel Inc., (Nasdaq:MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today issued a statement regarding today's jury decision in the Micrel, Inc. versus TRW Automotive law suit in the Federal District Court, Cleveland, Ohio. The jury ruled against Micrel, awarding damages to TRW Automotive in the amount of approximately
$9 million dollars.


"Naturally, we are disappointed in the court's decision," noted Vince Tortolano, vice president, general counsel, Micrel. "At this time we are carefully reviewing all of our legal options and considering filing an appeal with the Sixth Circuit Court of Appeals."


About Micrel, Inc.
Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide.
Web: http://www.micrel.com.

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